Exhibit 10.48

KNOLOGY, INC.

INCENTIVE STOCK OPTION AWARD CERTIFICATE

Non-transferable

GRANT TO

(“Optionee”)

the right to purchase from Knology, Inc. (the “Company”)

                     shares of its common stock, $0.01 par value, at the price of $             per share (the “Option”)

pursuant to and subject to the provisions of the Knology, Inc. 2008 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. By accepting this award, Optionee shall be deemed to have agreed to the terms and conditions of this Certificate and the Plan.

Unless vesting is accelerated in accordance with section 1 of the Terms and Conditions or in the discretion of the Committee, the Option will vest (become non-forfeitable) with respect to the underlying Shares (the “Option Shares”) in accordance with the following schedule:

Continuous Status as a Participant after Grant Date	Percent of Option Shares Vested

1 Year	25%
2 Years	50%
3 Years	75%
4 Years	100%

IN WITNESS WHEREOF, Knology, Inc. has caused this Certificate to be executed as of the Grant Date, as indicated below.

KNOLOGY, INC.	Grant Date:

By:
Its: Authorized Officer

TERMS AND CONDITIONS

1. Vesting of Option. The Option shall vest (become exercisable) in accordance with the schedule shown on the cover page of this Award Certificate. Notwithstanding the foregoing vesting schedule, the Option shall become fully vested and exercisable upon (i) Optionee’s death or Disability during his or her Continuous Status as a Participant, (ii) a Change in Control.

2. Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the vested Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a) 90 days after the date of termination of Optionee’s Continuous Service for any reason other than (i) for Cause, or (ii) by reason of Optionee’s death or Disability.

(b) Twelve (12) months after the date of termination of Optionee’s Continuous Service by reason of Optionee’s Disability.

(c) Twelve (12) months after the date of Optionee’s death, if Optionee dies while employed, or during the 90 day period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Option otherwise expires.

(d) Immediately upon the date of termination of Optionee’s continuous service by the Company for Cause.

If Optionee or his or her beneficiary exercises an Option after termination of service, the Option may be exercised only with respect to the Option Shares that were otherwise vested on Optionee’s termination of service, including Option Shares vested by acceleration under Section 1.

3. Exercise of Option. The Option shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares shall be (a) in cash, (b) by delivery (actual or by attestation) of Shares previously acquired by the purchaser, (c) by withholding of

Shares from the Option, or (d) any combination thereof, for the number of Shares specified in such written notice. The value of Shares surrendered or withheld for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Option may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option Shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price.

4. Notification of Disposition. Optionee agrees to notify the Company in writing within 30 days of any disposition of Shares acquired by Optionee pursuant to the exercise of the Options, if such disposition occurs within two years of the Grant Date, or one year of the date of exercise, of the Options. The Company has the authority and the right to deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any disposition of Shares prior to the expiration of two years of the Grant Date, or one year of the date of exercise, of the Options.

5. Interpretation. It is the intent of the parties hereto that the Options qualify for incentive stock option treatment pursuant to, and to the extent permitted by, Section 422 of the Code. All provisions hereof are intended to have, and shall be construed to have, such meanings as are set forth in applicable provisions of the Code and Treasury Regulations to allow the Options to so qualify. To the extent that such any portion of the Options fail to qualify for incentive stock option treatment pursuant to Section 422 of the Code, such nonqualifying portion of the Options shall be Nonstatutory Stock Options, governed under Section 83 of the Code.

6. Limitation of Rights. The Option does not confer to Optionee or Optionee’s beneficiary designated pursuant to the Plan any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Option. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue in the service of the Company or any Affiliate.

7. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Option is not assignable or transferable by Optionee other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers. The Option may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

8. Restrictions on Issuance of Shares. If at any time the Committee or the Board shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Option upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or the Board.

9. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

10. Compensation Recoupment Policy. This Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to Awards of this type.

11. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

12. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833: Attn: Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.